Exhibit 10.4

March 10, 2017

DeAnn Work

Dear DeAnn:

I am pleased to offer you the position of Deputy General Counsel and Chief Compliance Officer of Altaba Inc. (the “Company”) reporting to the General Counsel of the Company and to the Board of Directors to the extent required by the Investment Company Act of 1940, as amended. Should you accept this offer, this signed letter shall constitute your employment agreement with the Company (the “Agreement”) and will be effective on the date of the Closing, as that term is defined in the Stock Purchase Agreement by and among the Company and Verizon Communications Inc., dated as of July 23, 2016 (the “Effective Date”).

1.	COMPENSATION AND GENERAL TERMS

1.1 Base Salary. Your starting annual base salary will be $33,333.33 per month ($400,000 annually), less applicable taxes, deductions and withholdings, paid semi-monthly. The Company’s scheduled pay days are expected to be on the 10th and 25th of every month.

1.2 Annual Incentive Award. Commencing with the first year of employment following the Effective Date, and during each year of employment thereafter, you will be eligible for a cash annual incentive award targeted at seventy-five percent (75%) of your annual base salary, to be payable upon attainment of performance goals to be approved by the Board of Directors.

1.3 Long Term Incentive Reward. Your compensation will also include a long-term incentive reward which complies with the Investment Company Act of 1940, as amended (the “LTIR”). On or as soon as practicable following the Effective Date you will be eligible for an initial grant under the LTIR with a threshold value of $1,000,000, which may result in payments of between $0 and $4,000,000 based on attainment of pre-established performance targets that will be approved by the Board of Directors. All terms of the LTIR will be governed by the terms of the plan as approved by the Board of Directors.

1.4 Benefits/Paid Time Off; Expenses. You will be eligible to participate in the Company’s health insurance benefit plans (medical, dental and vision) as well as any life insurance, short-term disability, and long-term disability plans that are made available to senior executives of the Company, in accordance with the terms of those plans. You will be eligible to accrue paid time off days in accordance with the Company’s vacation and/or paid time off policies. You will also be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

1.5 Location. You will provide services to the Company from the Company’s offices in California; subject to any business travel, including required travel to the Company’s offices in New York, as is necessary to perform your duties as General Counsel.

1.6 Obligations. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Chief Executive Officer, from serving on the boards of directors of companies that are not competitors to the Company, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company. Any outside activities must also be in compliance with and approved to the extent required by any Code of Ethics, Corporate Governance Guidelines or similar policies adopted by the Company.

1.7 Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Therefore, you must read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return the Proprietary Agreement to the Company on the Effective Date. In addition, you must comply with any existing and/or continuing contractual obligations that you may have with any employer prior to your employment with the Company.

1.8 Employment At-Will/Termination. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause and with or without advance notice; provided that your employment with the Company may only be terminated upon the approval of a majority of the disinterested members of the Board of Directors. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the Chief Executive Officer of the Company and you.

2.	TERMINATION

2.1 Payment Upon Termination for “Cause” or Resignation without “Good Reason”. If your employment is terminated by the Company for Cause or by you without Good Reason, you shall be entitled to receive the “Accrued Amounts” as defined herein.

2.2 Board Notice of Existence of “Cause.” Termination of your employment shall not be deemed to be for Cause as defined herein unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board of Directors of the Company (after reasonable written notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that you have engaged in the conduct defined as Cause under this Agreement.

2.3 Payment Upon Termination Without Cause or Good Reason Resignation. In the event of termination of your employment hereunder by you for Good Reason or by the Company without Cause following the Effective Date, you shall be entitled to receive the Accrued Amounts and, subject to your compliance with your Proprietary Agreement and your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form annexed hereto as Exhibit “A” (the “Release”) and such Release becoming effective within sixty (60) days following the Termination Date (such sixty (60) day period, the “Release Execution Period”), the following: (a) Base Salary of twelve (12) months at your then applicable salary rate, payable in a lump sum within ten (10) business days of the Release’s effective date; (b) a pro-rata amount equal to the Annual Incentive Award you would have received had you remained employed through the end of the year in which your termination occurs, based on actual performance for such year and multiplied by a fraction the numerator of which is the completed days of your employment for the year in which your employment terminates and the denominator of which is three hundred sixty five (365), which shall be payable at the time the Annual Incentive Award would have been payable absent your termination of employment; (c) that portion of your LTIR as the terms of the LTIR plan entitles you; and (d) if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any similar state law, the Company shall reimburse you the monthly premium paid by you for coverage of yourself, your spouse, and children for a period of twelve (12) months after the Termination Date. Notwithstanding the foregoing, if the Company’s making payments under this Section 2.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA.

2.4 Notice of “Good Reason.” You may not terminate your employment for Good Reason unless you have provided written Notice of Termination (as defined below) to the Company of the circumstances providing grounds for termination for Good Reason, as provided herein.

2.5 Death or Disability. Your employment hereunder shall terminate automatically upon your death and the Company may terminate your employment on account of your Disability. If your employment is terminated on account of the your death or Disability, you, your estate, and/or beneficiaries, as the case may be, shall be entitled to receive the following: (i) the Accrued Amounts; (ii) a lump sum payment equal to the pro-rated Annual Incentive Award, if any, that you would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1⁄2) months following the end of the calendar year in which the Termination Date occurs; and (iii) that portion of your LTIR as the terms of the LTIR plan provide upon your death or Disability to you, your estate, or your beneficiaries.

3.	CHANGE IN CONTROL.

In the event of a Change in Control, then you shall be entitled to the payments and benefits described in Section 2.3, above, in accordance with the provisions of Section 2.3 (except that the term “Change in Control” shall be substituted for “Termination Date” in each relevant provision of Section 2.3); provided, that in lieu of the pro-rata Annual Incentive Award described in clause 2.3(b), you shall be paid an amount equal to your target Annual Incentive Award in a lump sum within ten (10) business days of the Release’s effective date. Upon a Change in Control, you shall not be entitled to any further payments under Section 2.3, aside from any Accrued Amounts yet to be paid to you, if you subsequently resign for Good Reason or are terminated without Cause.

4.	NOTICE OF TERMINATION.

Any termination of your employment hereunder by the Company or by you (other than termination on account of your death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated; and (c) the applicable Termination Date.

5.	RESIGNATION OF ALL OTHER POSITIONS.

Upon termination of your employment hereunder for any reason, you agree to resign, effective on the Termination Date, from all positions that you hold as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

6.	INDEMNIFICATION.

You will be eligible for indemnification in accordance with the Company’s Certificate of Incorporation and any applicable law. In addition, you will be provided with, an indemnification agreement (annexed hereto as Exhibit “B”) with the Company, that is acceptable to you, consistent with what is made available to the senior executive employees and directors of the Company. The Company shall obtain and maintain directors and officers liability insurance for the benefit of the officers and directors of the Company.

7.	CODE OF ETHICS AND COMPANY POLICIES.

The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures including, but not limited to, any Company human resources policies.

8.	NON-DISPARAGEMENT.

You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements from you which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter. Likewise, the Company agrees not to disparage you or your business or personal reputation, provided, however, that this paragraph shall not be violated by statements from the company which are truthful, complete, and made in good faith in required governmental disclosures in response to legal or governmental inquiry. The Company agrees that its breach of this non-disparagement provision shall be deemed a material breach of this Agreement.

9.	REIMBURSEMENT OF CERTAIN EXPENSES.

The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter. This amount will not exceed $20,000 and the Company will be provided with documentation of the charges which will be based on normal billing rates.

10.	INTERNAL REVENUE CODE § 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of the your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6) month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

11.	MISCELLANEOUS.

11.1 Entire Agreement. This offer letter and the documents and agreements referenced herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and as of the Effective Date will supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. This terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this offer letter and (ii) is signed by both parties hereto.

11.2 Eligibility to Work. In order for the Company to comply with United States law, on or prior to the Effective Date you will be required to provide the Company with appropriate documentation to verify your authorization to work in the United States. The Company cannot employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

11.3 Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile and electronic .pdf signatures shall be considered original signatures for all purposes.

11.4 Governing Law. This Offer Letter and any Agreement reached between the parties shall be governed by, and construed in all respects by, the laws of the State of California, without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of California.

To accept this offer, please sign this letter in the space provided below and return the following signed and fully completed documents to me.

•	Offer Letter

•	Employee Confidentiality and Assignment of Inventions Agreement (the Proprietary Agreement)

We are very excited to have you on the Company’s team and look forward to receiving your acceptance of this offer.

Sincerely,

/s/ Marissa A. Mayer

Marissa A. Mayer

Chief Executive Officer

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this letter.

/s/ DeAnn Work	March 10, 2017
DeAnn Work	Date

LIST OF CERTAIN DEFINED TERMS

The following defined terms shall have the following meanings for purposes of this Agreement:

“Accrued Amounts” shall mean: (i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures and applicable law; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar/fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; (iii) reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iv) such employee benefits (including long-term compensation), if any, to which you may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

“Cause” shall mean termination of your employment by the Company based upon the occurrence of one or more of the following: (1) your willful refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your willful failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this Agreement and the Proprietary Agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in intentional acts that are materially detrimental to the reputation of the Company and which cause the Company material economic harm, or (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of external counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

“Code” shall means the United Sates Internal Revenue Code of 1986, as amended.

“Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)	one person (or more than one person acting in concert as a group), other than the Company, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)	a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii)	the sale of all or substantially all of the Company’s assets;

(iv)	a merger or consolidation of the Company with any other entity in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code. In the event of an amendment that materially changes Section 409A of the Code’s definition of change in control, the parties will negotiate in good faith to amend this Agreement’s definition of Change in Control to be consistent with such amendment.

“Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall be deemed to exist only if the Company shall fail to correct within thirty (30) days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than sixty (60) days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target Annual Incentive Award amount without your prior written agreement; (2) a material adverse change in your title, authority, duties or responsibilities without your prior written agreement; (3) a material change in the geographic location at which you are required to perform services for the Company, without your prior written agreement; or (4) any material breach of this Agreement or (5) a material adverse change in your reporting structure; provided, that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.”

“Termination Date” of your employment shall be:

(a)	If the employment hereunder terminates on account of your death, the date of the your death;

(b)	If your employment hereunder is terminated on account of your Disability, the date that it is determined that you have a Disability;

(c)	If the Company terminates your employment hereunder for Cause, the date the Notice of Termination is delivered to you;

(d)	If the Company terminates your employment hereunder without Cause, the date specified in the Notice of Termination; and

(e)	If you terminate your employment hereunder with or without Good Reason, the date specified in your Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to you and for all purposes of this Agreement, your Termination Date shall be the date determined by the Company.

EXHIBIT A

[Date]

DeAnn Work

Dear DeAnn:

If you (1) sign and comply with all terms of this separation agreement (the “Agreement”), which contains a release of claims, (2) return your signed Agreement to Altaba Inc. (the “Company”) within 21 days of your Separation Date (defined below) and (3) do not revoke the Agreement within seven days after signing it (collectively these are the “Agreement Eligibility Requirements”), then the Company will provide you with the benefits and severance described in that certain employment offer letter between you and the Company, dated as of March 10, 2017 (the “Offer Letter”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Offer Letter.

If you do not meet or comply with the Agreement Eligibility Requirements or you engage in Cause, you will not be eligible for the benefits and severance described in this Agreement.

1. Separation. Your official employment termination date will be [Separation Date] (the “Separation Date”). The Separation Date is the earliest you may sign this Agreement.

2. Severance Benefits. If you meet the Agreement Eligibility Requirements, the Company will pay you, as severance benefits, the amounts described in Section 2.3 of the Offer Letter, provided, however, that if you are receiving benefits under this Agreement as a result of a “Change in Control” under Section 3 of the Offer Letter, in lieu of the pro-rata Annual Incentive Award described in Section 2.3(b), you shall be paid an amount equal to your target Annual Incentive Award in a lump sum within ten (10) business days of the Release’s effective date.

3. Responsibility for Taxes. Other than the Company’s obligation and right to withhold federal, state and local taxes, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including (without limitation) those imposed under Internal Revenue Code Section 409A). To the extent that this Agreement is subject to Internal Revenue Code Section 409A, you and the Company agree that the terms and conditions of this Agreement shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of this Agreement, to comply with and avoid the imputation of any tax, penalty or interest under Code Section 409A.

4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company.

5. Invention and Assignment to the Company. Prior to and after your Separation Date, you agree to perform promptly all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned or assignable to the Company pursuant to your employee confidentiality and assignment of inventions agreement(s) or similar agreement(s) including (without limitation) disclosing information to the Company, executing documents and assisting or cooperating in legal proceedings. You understand and agree that while you will not be eligible to receive the severance and other benefits specified in this Agreement until you have performed the acts specified in this paragraph (if requested by the Company), such obligation extends beyond the Separation Date and shall only be deemed complete at the Company’s sole discretion.

6. Proprietary Information Obligations. You acknowledge your continuing obligations under your employee confidentiality and assignment of inventions agreement(s) or similar agreement(s).

7. Nondisparagement. The parties acknowledge their continuing obligations not to disparage one another under Section 8 of the Offer Letter.

8. Release of Claims. In consideration for, and as a condition of the benefits and other consideration under this Agreement to which you are not otherwise entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release is to the maximum extent permitted by law and includes (without limitation) the following: (A) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (B) all claims related to your compensation or benefits from the Company, including wages, salary, variable compensation, incentive payments, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including (without limitation) claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (E) all federal, state, and local statutory claims, including (without limitation) claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993 (as amended), and the California Fair Employment and Housing Act (as amended) and similar laws in other jurisdictions. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement. This Agreement includes a release of claims of discrimination and retaliation on the basis of workers’ compensation status, but does not include claims for workers’ compensation benefits. Excluded from this Agreement are any claims that by law cannot be waived in a private agreement between employer and employee including (without limitation) the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity

Commission (“EEOC”) or any state or local fair employment practices agency and the right for vested retirement benefits pursuant to any Company benefit plan. You waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.

9. Representations. You acknowledge and represent the following: (A) you have not suffered any age-related or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party; (B) you have not been denied any rights including (without limitation) rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction; and (C) you have no work related injuries that have not already been disclosed to the Company. You also acknowledge and agree that you have been paid all wages due and that, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees, in exchange for the consideration provided in this Agreement.

10. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

11. ADEA Waiver. You agree that you are voluntarily executing this Agreement and release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (A) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement; (B) you have been advised to consult with an attorney prior to signing this Agreement; (C) if part of a group termination, you have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by this employment termination program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); (D) you have 21 days from the date that you receive this Agreement and the Disclosures (if applicable) to consider this Agreement (although you may choose to sign it any time on or after your Separation Date up to the 21st day); (E) you have seven days after you sign this Agreement to revoke it (“Revocation Period”); and (F) this Agreement will not be effective until you have returned it to the Company’s Human Resources Department and the Revocation Period has expired (the “Effective Date”). Do not sign this Agreement prior to the Separation Date.

12. Cooperation. You agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as requested by the Company. You also agree that within two business days of receipt (or more promptly if reasonably required by the circumstances) you shall send the Company copies of all correspondence (including (without limitation) subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from doing so. You agree that you will not cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against any Released Party unless required to do so by law. You understand that nothing in this Agreement or any Company policy prevents you from reporting possible violations of law or government regulation to any governmental agency or entity, or cooperating with any government investigation or other required government legal proceeding, and that you are not required to either notify or obtain approval from the Company prior to doing so.

13. Certification Regarding Search and Return of Company Property. You hereby certify to the following: (A) prior to the date that you signed this Agreement, you conducted a good faith and diligent search for any Company business data, whether or not such data would be considered confidential or proprietary and/or whether such data constitutes a legally protectable trade secret, including hard copy and all electronically stored data (“Company Business Data”) that may be in your possession (this search included reviewing the contents of any personal email accounts and messenger archives that you maintain, home computers, and other electronic computer media (CDs, USB thumb drives, disks, back-up drives, etc.) that you may have used during your employment to send, receive or store Company Business Data (“Personal Computer Media”)); (B) to the extent you located any Company Business Data pursuant to your search described above, you have returned all originals and copies of such data to the Company, and made arrangements for the Company, at its option, to retrieve, destroy and/or permanently delete such data from your Personal Computer Media such that you cannot recover the data or access it in any manner; (C) you have not copied, saved, downloaded, retained, disclosed, photographed or transmitted in any form whatsoever, any Company Business Data to any source except in the course of performing your duties for the Company and for the Company’s benefit; (D) you have not copied, saved, downloaded, retained, disclosed, photographed, or transmitted in any form whatsoever, any Company Business Data to any source for the purpose of retaining such data after your Separation Date or taking such data with you to your next employer or using it in connection with any subsequent employment; (E) as of the date that you sign this Agreement, it is your good faith belief that you do not possess any Company Business Data in tangible or electronic form, except employment-related documents such as wage, benefit, and related information specific to the terms and conditions of your employment with the Company; (F) to the extent you had any question about whether a Company document contains Company Business Data, you have inquired of the Company in writing concerning the specific document and received clarification as to whether such document relates solely to your employment as defined in this paragraph or whether the Company required you to return the document(s) (in which case, you certify that such document(s) have been returned); (G) you have returned all keys, access cards, credit cards, travel related cards, identification cards, phones, computers and related company-issued devices, including electronic mail devices, PDAs and/or electronic organizers, and other property and equipment belonging to the Company (“Company Property”); (H) other than in the normal course of performing your duties and/or responsibilities for the Company and for the Company’s benefit, you did not copy, back-up, or download (or attempt to copy, back-up or download) Company Business Data that was contained on Company Property other than back-ups created on Company computer systems, media or other property accessible only by the Company and for the Company’s benefit; and (I) other than in the normal course of performing your duties and/or responsibilities for the Company and for the Company’s benefit, you did not delete or wipe or attempt to delete or wipe Company Business Data that was contained on Company Property. If you discover after the Separation Date that you have retained any proprietary or confidential information (including (without limitation) proprietary or confidential information contained in any electronic documents or email systems in your possession or control), you also agree immediately upon discovery to inform the Company of the nature and location of the proprietary or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. Severance benefits and other benefits under this Agreement will not be paid or provided until all Company property has been returned to the Company.

14. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. You may not make any changes to the terms of this Agreement unless that change is executed by you and the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

IF THIS AGREEMENT IS ACCEPTABLE TO YOU, PLEASE SIGN BELOW ON OR AFTER THE SEPARATION DATE AND RETURN THE ORIGINAL TO [NAME] AT [COMPANY ADDRESS] BY 5:00 P.M. NO LATER THAN 21 DAYS AFTER THE SEPARATION DATE.

Sincerely,

Altaba Inc.

By:

AGREED AND VOLUNTARILY EXECUTED:

DeAnn Work

Date

cc:	Personnel File

EXHIBIT B

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of             , 2017 between Altaba Inc., a Delaware corporation (the “Company”), and DeAnn Work (“Indemnitee”).

RECITALS

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available.

WHEREAS, Indemnitee is a director and/or officer of the Company.

WHEREAS, the Certificate of Incorporation and Bylaws of the Company contemplate indemnification and advancement of expenses to its directors and officers to the fullest extent permitted by law and the Indemnitee serves as a director and/or officer of the Company in part in reliance on such Certificate of Incorporation and Bylaws.

WHEREAS, the Board of Directors of the Company has determined that the inability of the Company to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future.

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service to the Company in an effective manner, and Indemnitee’s reliance on the Company’s Certificate of Incorporation and Bylaws, and in part to provide Indemnitee with specific contractual assurance that the protection promised by such Certificate of Incorporation or Bylaws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Certificate of Incorporation or Bylaws or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

AGREEMENT

In consideration of the premises and of Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a) Board or Board of Directors: means the Board of Directors of the Company.

(b) Change in Control: shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets.

(c) Claim: means any threatened, asserted, pending or completed action, suit or proceeding, or appeal thereof, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism.

(d) Disabling Conduct: means (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of the Indemnitee’s positions.

(e) Expenses: include attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(f) Indemnifiable Amounts: means any and all Expenses, damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event.

(g) Indemnifiable Event: means any event or occurrence, whether occurring before, on or after the date of this Agreement, by reason of the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of, or in a comparable role with, another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(h) Independent Director: means a Director that is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act.

(i) Independent Non-Party Director: means an Independent Director who is not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j) Independent Legal Counsel: means an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(g) hereof, who is experienced in matters of corporate and investment company law and who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than serving as counsel to the Independent Directors or counsel solely with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(k) Investment Company Act: means the Investment Company Act of 1940.

(l) Voting Securities: means any securities of the Company which vote generally in the election of directors.

2. Indemnification; Advancement of Expenses.

(a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Indemnifiable Amounts. Notwithstanding the foregoing, no Indemnitee shall be indemnified hereunder for any Indemnifiable Amounts arising by reasons of Disabling Conduct.

(b) No indemnification shall be made hereunder unless there has been a determination (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that Indemnitee is entitled to indemnification hereunder or, (2) in the absence of such a decision, by (i) by a majority vote of a quorum of the Independent Non-Party Directors that Indemnitee is entitled to indemnification hereunder, or (ii) Independent Legal Counsel in a written opinion that Indemnitee should be entitled to indemnification hereunder. In lieu of a determination by the Independent Non-Party Directors, Independent Legal Counsel may be asked to determine the matter if requested by a majority of the Independent Non-Party Directors at a meeting at which quorum of such directors is present or, if it is not possible to obtain a quorum of the Independent Non-Party Directors, by a majority of the Independent Directors. In any event, Independent Legal Counsel shall be asked to determine the matter in lieu of the Independent Non-Party Directors following a Change of Control.

(c) If so requested by Indemnitee, the Company shall advance (within five (5) business days of such request) any and all Expenses incurred by Indemnitee (an “Expense Advance”), subject to Section 2(d). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of Indemnitee, or (ii) reimburse Indemnitee for such Expenses.

(d) The Company shall make an Expense Advance only if the Company receives a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking by the Indemnitee to reimburse the Company unless it is subsequently determined that Indemnitee is entitled to such indemnification. If Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by Independent Non-Party Directors or Independent Legal Counsel, as applicable, that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be interest-free. In addition, at least one of the following conditions must be met in order for the Company to make an Expense Advance: (1) the Indemnitee shall provide adequate security for his or her undertaking, (2) the Company shall be insured against losses arising by reason of any lawful advances, or (3) (i) a majority vote of a quorum of the Independent Non-Party Directors or (ii) Independent Legal Counsel in a written opinion that concludes that, based on a review of readily available facts (as opposed to a full trial-type inquiry), there is substantial reason to believe that Indemnitee ultimately will be found entitled to indemnification. In lieu of a determination by the Independent Non-Party Directors, Independent Legal Counsel may be asked to determine the matter by a majority of the Independent Non-Party Directors at a meeting at which a quorum of such directors are present or, if it is not possible to obtain a quorum of the Independent Non-Party Directors, by a majority of the Independent Directors. In any event, Independent Legal Counsel shall be asked to determine the matter in lieu of the Independent Non-Party Directors following a Change of Control.

(e) Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or Company’s Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement (including an action pursued by Indemnitee to secure a determination that the Indemnitee should be indemnified under applicable law).

(f) If there has been no determination by the Independent Non-Party Directors or Independent Legal Counsel, as applicable, within thirty days after written demand is presented to the Company or if the Independent Non-Party Directors or Independent Legal Counsel, as applicable, determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the States of California or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. In connection with any such proceeding, the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled. Any determination by the Independent Non-Party Directors or Independent Legal Counsel, as applicable, otherwise shall be conclusive and binding on the Company and Indemnitee.

(g) The Company agrees that if there is a Change in Control of the Company then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any provision of the

Company’s Certificate of Incorporation or Bylaws now or hereafter in effect, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably delayed, conditioned or withheld). Such Independent Legal Counsel, among other things, shall render its written opinion to the Company and Indemnitee pursuant to Sections 2(b) and 2(d) as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees and disbursements of the Independent Legal Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

3. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall advance such Expenses to Indemnitee subject to and in accordance with the requirements of Section 2, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or an Expense Advance by the Company under this Agreement or any provision of the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be; provided that Indemnitee shall be required to reimburse such Expenses in the event that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that such action brought by Indemnitee, or the defense by Indemnitee of an action brought by the Company or any other person, as applicable, was frivolous or in bad faith.

4. Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

5. No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Independent Non-Party Directors or Independent Legal Counsel, as applicable, to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Independent Non-Party Directors or Independent Legal Counsel, as applicable, that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

6. Non-exclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Certificate of Incorporation or Bylaws or the Delaware General Corporation Law or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision or by interpretation by any governmental authority) permits greater indemnification by agreement than would be afforded currently under the Company’s Certificate of Incorporation, Bylaws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

7. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company non-employee director, if Indemnitee is a non-employee director, or for any Company officer, if Indemnitee is a Company officer, as the case may be.

8. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern, provided, further, that no legal or other cause of action arising from Disabling Conduct on the part of Indemnitee shall be prohibited by this Section 8.

9. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

11. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation or Bylaws provision or otherwise) of the amounts otherwise indemnifiable hereunder.

12. Burden of Proof. In connection with any determination under this Agreement as to whether Indemnitee is entitled to be indemnified hereunder the Indemnitee shall be presumed to have satisfied the applicable standard of conduct and to be entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.

13. Reliance as Safe Harbor. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Company’s Board of Directors, or by any other person (including legal counsel, accountants, consultants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

14. Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to Indemnitee that are different from or in addition to those available to the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

15. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer and/or director of the Company or of any other entity or enterprise at the Company’s request.

16. Security. To the extent requested by Indemnitee and approved by the Company’s Board of Directors and to the extent consistent with the Investment Company Act, the Company may at any time and from time to time provide security to Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

17. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

18. Specific Performance, Etc. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

20. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements between the parties, whether written or oral, with respect to the subject matter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALTABA INC.

By:
Name:
Title:

Indemnitee